EXHIBIT 99.1

Olympic Steel Reports Record Net Sales

Second-Quarter 2014 Sales and Earnings Improve Sharply From Year-Ago Levels

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, Aug. 7, 2014 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced financial results for the second quarter and six months ended June 30, 2014.

Net sales for the second quarter of 2014 increased $55.2 million, or 16.7%, to $386.0 million. This represents the highest net sales recorded during any quarter in the Company's history. The record revenue was driven by higher sales volume and reflects increased market share.

Second-quarter and first-half earnings in 2014 were negatively impacted by $0.4 million of pre-tax LIFO expense, related to the Company's tubular and pipe products segment. Last year's results had a contrary benefit related to pre-tax LIFO income totaling $0.4 million in the quarter, and $2.3 million in the first half. The net impact of both years' adjustments adversely affected reported comparisons in 2014 by $0.04 per diluted share in the quarter and by $0.15 per diluted share in the six-month period.

Including the detrimental effect from the LIFO adjustments, reported net income increased 38% to $3.5 million, or $0.32 per diluted share, versus net income of $2.5 million, or $0.23 per diluted share, in 2013's comparable quarter.

"Sales volume of flat products increased 10% sequentially, from the first quarter, and by 17% compared with last year's second quarter," said Chairman and Chief Executive Officer Michael D. Siegal. "This resulted from successfully executing on our strategy of aggressively growing sales volume to improve capacity utilization and gain market share."

For the first half of 2014, net sales increased 10% to $733.0 million, compared with $668.9 million in the first half of the prior year. Reported net income in the first half, including the adverse LIFO adjustments, was $6.3 million, or $0.57 per diluted share, compared with $7.7 million, or $0.69 per diluted share, during the first half 2013. Excluding the aforementioned LIFO adjustments from both year's results, net earnings increased during 2014's first half, compared with the same period in 2013.

"The second quarter ended on a high note, with June being our best month in the first half," Siegal added. "Entering this year's second half, customer demand and metal prices have remained at elevated levels throughout July. In addition, further consolidation of steel producers, combined with recent trade case rulings imposing additional duties on certain steel imports, signifies an improving steel market moving forward."

The Company also announced Ralph M. Della Ratta has been appointed to the newly created position of Lead Independent Director. Mr. Della Ratta, 60, has served as an independent member of Olympic Steel's board of directors since 2004. He is chair of the board's compensation committee and serves as a member of the audit and compliance committee. Previously, Mr. Della Ratta also served as a member, and chairman, of the board's nominating committee.

The Lead Independent Director will preside in the Chairman's absence at all meetings of the board, and at executive sessions of the independent directors. In this role, Mr. Della Ratta will also have authority to call meetings of the independent directors and will serve as a liaison between the Chairman and the other independent directors.

"We strive for continuous improvement in every aspect of our business, including corporate governance, and adopt best practices as they evolve. Ralph's broad executive leadership experience has contributed valuable perspective to the board. Having him assume the Lead Independent Director role provides additional oversight comparable to appointing an independent Chairman of the Board," Siegal concluded.

The Olympic Steel board has also approved a regular quarterly cash dividend of $0.02 per share. The dividend is payable on Sept. 16, 2014, to shareholders of record on Sept. 2, 2014.

Conference Call and Webcast

A simulcast of Olympic Steel's 2014 second-quarter and first-half earnings conference call can be accessed via the investor relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability, global production levels, and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of our customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our newer locations to achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

Olympic Steel, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net sales	$386,047	$330,804	$732,960	$668,868

Costs and expenses

Cost of materials sold (exclusive of items shown below)	311,421	261,854	586,888	528,008
Warehouse and processing	23,785	21,559	45,145	42,065
Administrative and general	18,146	18,170	37,082	36,319
Distribution	10,990	8,981	20,846	17,955
Selling	6,483	6,371	13,001	12,957
Occupancy	2,426	2,322	5,296	4,921
Depreciation	5,466	5,301	10,921	10,594
Amortization	222	222	444	444

Total costs and expenses	378,939	324,780	719,623	653,263

Operating income	7,108	6,024	13,337	15,605
Other income (loss), net	(4)	(41)	(2)	(17)

Income before interest and income taxes	7,104	5,983	13,335	15,588
Interest and other expense on debt	1,779	1,668	3,532	3,366

Income before income taxes	5,325	4,315	9,803	12,222
Income tax provision	1,831	1,790	3,532	4,533

Net income	$3,494	$2,525	$6,271	$7,689

Earnings per share:

Net income per share - basic	$0.32	$0.23	$0.57	$0.70

Weighted average shares outstanding - basic	11,089	11,062	11,089	11,059

Net income per share - diluted	$0.32	$0.23	$0.57	$0.69

Weighted average shares outstanding - diluted	11,089	11,072	11,090	11,067

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2014	At Dec. 31, 2013
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$ 4,705	$ 3,186
Accounts receivable, net	163,819	115,288
Inventories, net (includes LIFO debit of $3,172 as of June 30, 2014, and $3,572 as of Dec. 31, 2013)	310,954	286,371
Prepaid expenses and other	9,880	12,786
Total current assets	489,358	417,631

Property and equipment, at cost	366,265	361,368
Accumulated depreciation	(181,197)	(170,484)
Net property and equipment	185,068	190,884

Goodwill	40,787	40,787
Intangible assets, net	34,091	34,535
Other long-term assets	15,127	13,512
Total assets	$ 764,431	$ 697,349

Liabilities

Current portion of long-term debt	$ 3,530	$ 13,090
Accounts payable	147,405	126,012
Accrued payroll	10,822	10,723
Other accrued liabilities	16,757	15,808
Total current liabilities	178,514	165,633

Credit facility revolver	233,783	146,075
Long-term debt	--	40,104
Other long-term liabilities	14,301	13,445
Deferred income taxes	31,841	33,476
Total liabilities	458,439	398,733

Shareholders' equity

Preferred stock	--	--
Common stock	125,586	124,118
Accumulated other comprehensive loss	(360)	(437)
Retained earnings	180,766	174,935
Total shareholders' equity	305,992	298,616
Total liabilities and shareholders' equity	$ 764,431	$ 697,349

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Net sales
Flat products	$320,205	$267,444	$606,058	$543,192
Tubular and pipe products	65,842	63,360	126,902	125,676
Total net sales	$386,047	$330,804	$732,960	$668,868

Depreciation and amortization
Flat products	$4,231	$4,243	$8,449	$8,485
Tubular and pipe products	1,432	1,280	2,866	2,553
Corporate	25	--	50	--
Total depreciation and amortization	$5,688	$5,523	$11,365	$11,038

Operating income
Flat products	$6,415	$4,999	$11,263	$9,804
Tubular and pipe products	2,853	3,009	6,290	9,769
Corporate	(2,160)	(1,984)	(4,216)	(3,968)
Total operating income	$7,108	$6,024	$13,337	$15,605

Other income (loss), net	(4)	(41)	(2)	(17)
Income before interest and income taxes	7,104	5,983	13,335	15,588
Interest and other expense on debt	1,779	1,668	3,532	3,366
Income before income taxes	$5,325	$4,315	$9,803	$12,222

Capital expenditures
Flat products	$2,214	$717	$3,230	$1,396
Tubular and pipe products	552	1,348	1,873	2,383
Corporate	17	--	21	--
Total capital expenditures	$2,783	$2,065	$5,124	$3,779

	As of
	June 30, 2014	Dec. 31, 2013
Goodwill
Flat products	$500	$500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Assets
Flat products	$530,719	$473,397
Tubular and pipe products	233,103	223,314
Corporate	609	638
Total assets	$764,431	$697,349

Other information:
(in thousands, except per-share data)	At June 30, 2014	At Dec. 31, 2013

Shareholders' equity per share	$27.87	$27.24

Debt-to-equity ratio	0.78 to 1	0.67 to 1

	Six Months Ended June 30,
	2014	2013

Net cash from (used for) operating activities	$ (30,055)	$34,139

Cash dividends per share	$0.04	$0.04
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0522